Exhibit (a)(vi)

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

PROSPECT STREET(R)INCOME SHARES INC.

           PROSPECT STREET®INCOME SHARES INC., a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), hereby certifies as follows:

           FIRST: The Articles of Incorporation (the "Charter") of the Corporation is hereby amended by deleting in its entirety Article EIGHTH and inserting in lieu thereof the following:

EIGHTH: Amendments; Class voting

1.      The Corporation reserves the right from time to time to make any amendments of the Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise; provided, however, that (1) any amendment to the Charter to make the Corporation's shares "redeemable securities" or to convert the Corporation from a "closed-end company" to an "open-end company" (as such terms are defined in the Investment Company Act of 1940, as amended); (2) any stockholder proposal regarding the Corporation's investment objective or specific investment restrictions, policies or decisions made or to be made with respect to the Corporation's assets; (3) any proposal as to the voluntary liquidation or dissolution of the Corporation or any amendment to the Charter to terminate the existence of the Corporation; (4) any business combination (including the following: merger, consolidation, share exchange or sale of all or substantially all of the Corporation's assets or; (5) any amendment to this Article EIGHTH of the Charter, must be authorized by (a) not less than 80% of the aggregate votes entitled to be cast thereon (by vote of the holders of the outstanding securities voting together as a single class and by vote of the holders of any preferred stock outstanding voting as a separate class); and (b) at least 80% of the entire Board of Directors to authorize any of the foregoing items, unless (c) such action had been approved, adopted or authorized by the affirmative vote of at least 80% of the total number of Continuing Directors (as defined below), in which case (i) for items (1) and (2) above, approval would require the affirmative vote of the lesser of (I) 67% or more of the voting securities present or represented by proxy, if the holders of more than 50% of outstanding voting securities are present or represented by proxy, and (II) more than 50% of the outstanding voting securities and (ii) for items (3) and (4) above, the affirmative vote of at least a majority of the Fund's securities entitled to vote on the matter, subject, in the case of both (I) and (II), to the preferred stock voting both with the Common Stock as a single class and as a separate class, as described above. "Continuing Directors" are those Directors who have been directors of the Corporation since May 31, 2002 or who subsequently become directors and whose election is approved by a majority of the Continuing Directors then on the Board of Directors.

2. Except as set forth in Section 1 above, and notwithstanding any provision of law requiring the authorization of any action by a proportion greater than a simple majority of the total number of shares of all classes or series of capital stock or of the total number of shares of any class or series of capital stock entitled to vote as a separate class or series, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes or series outstanding and entitled to vote thereon or of the class or series entitled to vote thereon as a separate class or series, as the case may be, except as otherwise provided in the Charter. The holders of the Company's common stock and the holders of the Company's preferred stock shall vote as separate classes to the extent otherwise required under Maryland law or the Investment Company Act.

           SECOND: This amendment does not increase the authorized stock of the Corporation.

           THIRD: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation on June 7, 2002.

          IN WITNESS WHEREOF, PROSPECT STREET INCOME SHARES INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested by its Secretary on this 5th day of August, 2002.

PROSPECT STREET INCOME SHARES INC. By: /s/ James D. Dondero President

ATTEST:

/s/ R. Joseph Dougherty
Secretary

          THE UNDERSIGNED, President of the PROSPECT STREET INCOME SHARES INC., who executed on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and hereby certifies to the best of his knowledge, information, and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ James D. Dondero President